EXHIBIT 99.1

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909
Contacts: Randy A. Ramlo, President/CEO or
Dianne M. Lyons, Vice President/CFO, 319-399-5700

United Fire & Casualty Company completes acquisition of Mercer Insurance Group, Inc.
CEDAR RAPIDS, Iowa - March 28, 2011 - United Fire & Casualty Company (NASDAQ: UFCS) today announced that it has completed its acquisition of Mercer Insurance Group, Inc. (NASDAQ: MIGP).
With this acquisition, initially announced on November 30, 2010, there is no overlap between the agency networks of United Fire and Mercer, as Mercer primarily markets in six Western and Mid-Atlantic states in which United Fire has no appointed property and casualty agencies. United Fire will now market through over 1,000 independent agencies, diversifying exposure to weather and other catastrophe risks across our geographic markets. Also with the completion of the acquisition, the combined company will be able to build on common conservative underwriting and investment cultures.
“The completion of this transaction marks an important milestone for United Fire,” said Randy A. Ramlo, president and chief executive officer of United Fire. “Today, we significantly expanded our resources to better serve our policyholders and agents by offering additional products and services. With Mercer Insurance, we know that our shared focus on underwriting profitability will achieve the continued strong, consistent results our United Fire stockholders expect.”
Under the terms of the merger agreement, Mercer Insurance stockholders will receive $28.25 per share in cash, representing an aggregate transaction value of approximately $191 million. As previously reported, United Fire anticipates the acquisition will contribute to its net income and return on equity no later than 2012.
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About United Fire & Casualty Company and subsidiaries
Founded in 1946, United Fire & Casualty Company and its subsidiaries are engaged in the business of writing property and casualty insurance and life insurance, and selling annuities. Our company's net premiums written totaled $463.9 million through the year ended December 31, 2010, and our market capitalization was $584.7 million at December 31, 2010.
United Fire and its property and casualty insurance subsidiaries are licensed in 43 states, plus the District of Columbia, and represented by approximately 800 independent agencies. Our line of products consists of commercial insurance (including surety bonds) and personal insurance. Approximately 91 percent of property and casualty premiums written are commercial in nature.

United Fire is rated A (Excellent) by A.M. Best Company. For the third consecutive year, United Fire was named a "Top 10 Ease of Doing Business Performer" for 2010 in Deep Customer Connections Inc.'s (DCC) eighth annual Ease of Doing Business (EDB) survey. The performance of more than 200 property and casualty carriers was assessed by 7,800 independent agents and brokers. They rated the importance of 11 key factors, ranging from underwriting responsiveness to handling claims promptly to employing effective, user-friendly technology. DCC specializes in helping property and casualty carriers achieve profitable growth by making it easy for their agents to work with them. DCC's EDB Index® is an industry benchmark of carriers' EDB performance. United Fire has also been named one of the Most Trustworthy Publicly Traded Companies in America, a list compiled through a partnership with Forbes and Audit Integrity. According to the stringent Audit Integrity standards for transparency and fair governance, less than five percent of the entire U.S. stock market qualifies for inclusion on the list.
Our subsidiary, United Life Insurance Company, is licensed in 28 states, represented by over 900 independent life agencies, and has been named to the Ward's 50 Life & Health Insurance Companies for five consecutive years (2006-2010).
 About Mercer Insurance Group
Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in New Jersey, Pennsylvania, Arizona, California, Nevada and Oregon through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company. Upon announcement of the merger in November 2010, A.M. Best affirmed Mercer's A (Excellent) group rating with a negative outlook.
On February 23, 2011, Mercer reported net premiums written of $132.7 million, a GAAP combined ratio of 96.4 percent and net income of $14.7 million, or $2.28 per diluted share, for the year ended December 31, 2010. At December 31, 2010, book value per share was $27.88.
 Disclosure of forward-looking statements
This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will continue," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December, 31, 2010, filed with the SEC on March 1, 2011. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

Additional Information
Investors and shareholders are advised to read any relevant documents filed with the SEC by United Fire and Mercer as they become available. Those documents contain important information about United Fire and Mercer.
Investors and shareholders may obtain free copies of documents filed by United Fire and Mercer Insurance (when available) at the SEC's website at http://www.sec.gov at United Fire's website at http://www.unitedfiregroup.com, or at Mercer's website at http://www.mercerins.com. Documents may also be obtained, when available, for free from United Fire by directing such request to United Fire Group, Attn: Investor Relations, 118 Second Avenue SE, P.O. Box 73909, Cedar Rapids, IA 52407-3909.